Exhibit 99.1

First National Lincoln Corporation Increases Dividend

DAMARISCOTTA, Maine – (BUSINESS WIRE) – September 19, 2007 – The Board of Directors of First National Lincoln Corporation (NASDAQ: FNLC), today declared a quarterly dividend of 17.5 cents per share. This third-quarter dividend, which is payable October 31, 2007, to shareholders of record as of October 9, 2007, represents an increase of 12.9% or 2.0 cents per share over the third-quarter dividend declared in 2006 of 15.5 cents per share.

“The Company has raised its regular cash dividend for 14 consecutive years and for 48 consecutive quarters,” noted Daniel R. Daigneault, FNLC’s President & Chief Executive Officer. “The quarterly dividend of 17.5 cents per share translates into an annual dividend of 70.0 cents per share, and based on today’s closing price of $15.04 per share, this results in a very attractive current annual dividend yield of 4.65%.

“Yesterday’s lowering of interest rates by the Federal Reserve and corresponding steepening of the yield curve will be good for many banks,” President Daigneault went on. “This is positive for FNLC as well, especially when combined with good asset growth that the Company has experienced during the third quarter. Because of these factors, the Board of Directors voted to continue to increase our quarterly dividend payout, which, as we have noted before, is important to the majority of our shareholders.”

First National Lincoln Corporation, headquartered in Damariscotta, Maine, is the bank holding company for The First, N.A. The First is an independent community bank serving Midcoast and Downeast Maine with fourteen offices in Lincoln, Knox, Hancock and Washington Counties that provide consumer and commercial banking products and services. It also provides investment advisory and trust services though First Advisors, a division of the Bank.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.

For additional information contact F. Stephen Ward, Executive Vice President & Chief Financial Officer, at 207.563.3272.